Exhibit 3.01
CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
SYMANTEC CORPORATION
     Symantec Corporation, a Delaware corporation (the “Company”), does hereby certify that:
     FIRST: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).
     SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.
     THIRD: Article 2 of the Certificate of Incorporation is hereby amended to read in its entirety as follows:
“The address of the registered office of the corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, in the County of New Castle. The name of its registered agent at such address is the Corporation Service Company.”
     IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed by its duly authorized officer this 31st day of July 2009.

SYMANTEC CORPORATION

By: Name:	/s/ Scott C. Taylor Scott C. Taylor
Title:	Executive Vice President, General Counsel and Secretary